Investor Contact:	Media Contact:
James T. Glover SVP, Operations & CFO Anadys Pharmaceuticals, Inc. (858) 530-3763 jglover@anadyspharma.com	Ian Stone or David Schull Russo Partners, LLC (619) 814-3510 ian.stone@russopartnersllc.com david.schull@russopartnersllc.com

ANADYS PHARMACEUTICALS REPORTS SECOND QUARTER
2008 FINANCIAL RESULTS AND HIGHLIGHTS

San Diego, July 30, 2008 – Anadys Pharmaceuticals, Inc. (Nasdaq: ANDS), a clinical-stage biopharmaceutical company dedicated to improving patient care by developing novel medicines in the areas of hepatitis C and oncology, today reported its financial results and highlights for the second quarter ended June 30, 2008.

“The first half of 2008 has been a remarkably productive time at Anadys,” said Steve Worland, Ph.D., President and CEO. “Through the focused efforts of our employees, we have initiated dosing in three clinical programs in six months. For hepatitis C, we commenced dosing in our Phase I clinical trial of ANA598 during the second quarter, and are happy to announce today that we have now commenced dosing in our Phase I clinical trial of ANA773 for HCV. We also continue to enroll patients in our ongoing clinical trial of ANA773 for oncology. We are proud of our progress to date and look forward to achieving additional clinical milestones in the coming months.”

Financial Results

As of June 30, 2008, the Company’s cash, cash equivalents and securities available-for-sale totaled $42.1 million.

During the second quarter of 2008 the Company had no revenue, compared to $1.3 million for the same quarter of 2007. The revenue in the second quarter of 2007 was primarily derived from the amortization of an upfront payment and a milestone payment under a prior collaboration.

Research and development expenses were $5.5 million for the second quarter of 2008, compared to $7.0 million for the second quarter of 2007. The $1.5 million decrease primarily resulted from cost savings derived from Anadys’ completed strategic restructuring and associated termination of prior development programs. The decrease was partially offset by an increase in development costs for ANA773 in the second quarter of 2008.

General and administrative expenses were $2.0 million for the second quarter of 2008, compared to $2.3 million for the second quarter of 2007. The $0.3 million decrease primarily resulted from cost savings derived from Anadys’ completed strategic restructuring.

Operating expenses were $7.5 million for the second quarter of 2008, compared to $9.3 million for the second quarter of 2007. Included as a component of Anadys’ operating expenses were non-cash, share-based expenses of $0.7 million and $1.0 million for the second quarter of 2008 and 2007, respectively.

The net loss was $7.1 million for the second quarter of 2008, compared to a net loss of $7.0 million for the second quarter of 2007. Basic and diluted net loss per common share was $0.25 in the second quarter of 2008, compared to $0.24 in the second quarter of 2007. Non-cash share-based expense resulted in a $0.02 and $0.04 increase in basic and diluted net loss per share for the three months ended June 30, 2008 and 2007, respectively.

During the six months ended June 30, 2008 the Company had no revenue, compared to $2.4 million for the same period in 2007. The revenue recognized in the first six months of 2007 was primarily derived from the amortization of an upfront payment and a milestone payment under a prior collaboration. For the six months ended June 30, 2008, Anadys reported a net loss of $14.5 million, compared to $13.7 million for the same period last year. Basic and diluted net loss per common share was $0.51 for the six months ended June 30, 2008, compared to $0.48 for the same period in 2007.

Recent Development Program Highlights

•	Initiation of Phase I Clinical Trial of ANA598. In June, Anadys announced that dosing in healthy volunteers had commenced in a Phase I study of ANA598, the Company’s non-nucleoside HCV polymerase inhibitor. Following completion of the healthy volunteer study, Anadys plans to transition rapidly to a short-term Phase Ib study of ANA598 in HCV-infected patients by early fourth quarter.

•	Acceleration of ANA598 Development Activities. In late April, Anadys announced the acceleration of certain non-clinical activities for ANA598 into 2008 in order to enable a more rapid advancement into Phase II trials in 2009. The decision to accelerate the non-clinical development activities for ANA598 was based on promising results from the preclinical evaluation of ANA598.

•	Additional Mechanism in Hepatitis C Development. In early July, Anadys announced the expansion of its development efforts in HCV to include clinical investigation of ANA773, its oral Toll-Like Receptor 7 (TLR7) agonist. As an approach to treat hepatitis C, the TLR7 mechanism is independent from, and potentially complementary to, ANA598. Results of recently completed 13-week GLP toxicology studies have shown that with every-other-day dosing of ANA773, immune stimulation of a magnitude believed to confer therapeutic potential can be achieved without adverse toxicology findings.

•	Initiation of Phase I Clinical Trial of ANA773 in HCV. Following the Company’s announcement of its plans to study ANA773 in HCV, dosing in healthy volunteers has commenced in Part A of the ANA773 HCV Phase I clinical trial. The primary objectives of Part A of the study are to assess safety and tolerability. Part B of the study, which will explore every-other-day dosing over 28 days in HCV-infected patients, is expected to begin early in the fourth quarter. The primary objectives of Part B are to assess safety, tolerability and viral load decline.

•	Phase I Clinical Trial of ANA773 in Oncology. Anadys continues to enroll patients in an ongoing Phase I Clinical Trial of ANA773 in oncology. The Company expects to identify a pharmacologically active dose and establish the profile of immune stimulation by year-end, which will support the design of future clinical trials of ANA773 in oncology (alone or in combination with other agents) in specific tumor types.

Webcast of Conference Call

Anadys will host a conference call at 5:00 p.m. EDT today to discuss its second quarter financial results and highlights and to provide an update on its development programs. A live webcast of the call will be available online at www.anadyspharma.com. A telephone replay will also be available approximately one hour after completion of the call. To access the telephone replay, dial 888-286-8010 (domestic) or 617-801-6888 (international), passcode 79911148. The webcast and telephone replay will be available through August 13, 2008.

About Anadys

Anadys Pharmaceuticals, Inc. is a clinical-stage biopharmaceutical company dedicated to improving patient care by developing novel medicines in the areas of hepatitis C and oncology. For the treatment of chronic hepatitis C, the Company is developing ANA598, a non-nucleoside polymerase inhibitor, and ANA773, an oral TLR7 agonist prodrug. The Company is also developing ANA773 for the treatment of cancer.

Safe Harbor Statement

Statements in this press release that are not strictly historical in nature constitute “forward-looking statements.” Such statements include, but are not limited to, references to the expected timing and planned development activities for ANA598 and ANA773, including the occurrence, timing and pace of future clinical trials, and the anticipated future clinical benefits of ANA598 and ANA773. Such forward-looking statements involve known and unknown risks, uncertainties and other factors, which may cause Anadys’ actual results to be materially different from historical results or from any results expressed or implied by such forward-looking statements. For example, the results of preclinical studies may not be predictive of future results, and Anadys cannot provide any assurances that ANA598 or ANA773 will not have unforeseen safety issues, will have favorable results in future clinical trials or will receive regulatory approval. In addition, Anadys’ results may be affected by competition from other biotechnology and pharmaceutical companies, its effectiveness at managing its financial resources, its ability to successfully develop and market products, difficulties or delays in its preclinical studies or clinical trials, difficulties or delays in manufacturing its clinical trials materials, the scope and validity of patent protection for its products, regulatory developments involving future products and its ability to obtain additional funding to support its operations. Risk factors that may cause actual results to differ are more fully discussed in Anadys’ SEC filings, including Anadys’ Form 10-K for the year ended December 31, 2007 and Anadys’ most recent Form 10-Q. All forward-looking statements are qualified in their entirety by this cautionary statement. Anadys is providing this information as of this date and does not undertake any obligation to update any forward-looking statements contained in this document as a result of new information, future events or otherwise.

Condensed Consolidated Financial Statements

Anadys Pharmaceuticals, Inc.
Condensed Consolidated Statements of Operations
(In thousands except per share amounts)
(Unaudited)
	Three Months Ended June 30,				Six Months Ended June 30,
	2008		2007		2008	2007
Revenues	$	—	$	1,302	$—	$	2,404
Operating expenses
Research and development (1)		5,501		6,975	11,510		13,673
General and administrative		1,975		2,282	4,020		4,401

Total operating expenses (2)		7,476		9,257	15,530		18,074
Interest income and other, net		384		959	995		1,991

Net loss (2)		$(7,092)	$	(6,996)	$(14,535)	$	(13,679)

Net loss per share, basic and diluted (2)		$(0.25)		$(0.24)	$(0.51)		$(0.48)

Shares used in calculating net loss per share, basic and diluted		28,731		28,638	28,714		28,629

(1) Includes $- and $317 as an offset in research and development expense, which represents an estimate of the net reimbursement by Novartis of ANA975 research and development costs for the three months ended June 30, 2008 and 2007, respectively. Includes $43 and $592 as an offset in research and development expense, which represents an estimate of the net reimbursement by Novartis of ANA975 research and development costs for the six months ended June 30, 2008 and 2007, respectively.

(2) Includes non-cash operating expenses of $668 and $1,019 determined in accordance with Statement of Financial Accounts Standards No. 123(R), “Share-Based Payment” (SFAS No. 123(R)) or approximately $0.02 and $0.04 effect on basic and diluted net loss per common share for the three months ended June 30, 2008 and 2007, respectively. Research and development expense and general and administrative expense includes $313 and $355 of non-cash operating expenses determined in accordance with SFAS No. 123(R) for the three months ended June 30, 2008. Includes non-cash operating expenses of $1,329 and $2,108 determined in accordance with SFAS No. 123(R) or approximately $0.05 and $0.07 effect on basic and diluted net loss per common share for the six months ended June 30, 2008 and 2007, respectively. Research and development expense and general and administrative expense includes $623 and $706 of non-cash operating expenses determined in accordance with SFAS No. 123(R) for the six months ended June 30, 2008.

Anadys Pharmaceuticals, Inc.
Condensed Consolidated Balance Sheets
(In thousands)
	June 30,	December 31,
	2008	2007
	(Unaudited)	(Audited)
Assets
Cash, cash equivalents and securities available-for-sale	$42,112	$56,495
Other current assets	1,276	1,004
Noncurrent assets	3,560	4,027

Total assets	$46,948	$61,526

Liabilities and Stockholders’ Equity
Current liabilities	$4,140	$5,415
Other long-term liabilities	124	432
Stockholders’ equity	42,684	55,679

Total liabilities and stockholders’ equity	$46,948	$61,526